Exhibit 99.1

NEWS RELEASE

1101 East Arapaho Road
Suite 200
Richardson TX 75081 USA
(972) 234-6400 main

Contact

Michael L. Paxton, VP, CFO
972.301.3658, mpaxton@intrusion.com

INTRUSION INC. ACHIEVES PROFITABILITY

IN THE SECOND QUARTER OF 2012

REVENUE REACHES $1.9 MILLION

Richardson, Texas — August 13, 2012 — Intrusion Inc. (OTCBB: INTZ), (“Intrusion”) announced today financial results for the three and six months ended June 30, 2012.

Intrusion’s net income was $212 thousand in the second quarter 2012 compared to a $473 thousand net loss for the second quarter 2011.

Revenue for the second quarter 2012 was $1.95 million compared to $1.07 million in the second quarter 2011, an 82% increase.

Gross profit margin was 60 percent of revenue in the second quarter of 2012 compared to 62 percent in the second quarter 2011.

Intrusion’s second quarter 2012 operating expenses were $0.92 million compared to $1.12 million in the second quarter 2011.

As of June 30, 2012, Intrusion reported cash and cash equivalents of $0.1 million, a working capital deficiency of $1.7 million and debt of $1.8 million.

“We are pleased to report, that during the second quarter, we booked $2.66 million of orders covering four different projects.  Two of the projects were new and two were existing projects,” stated G. Ward Paxton, President and CEO of Intrusion.  “Backlog at June 30, 2012 was $2.17 million and it is expected to produce revenue over the next twelve months,” Paxton concluded.

Intrusion’s management will host its regularly scheduled quarterly conference call to discuss the Company’s financial and operational progress at 4:00 P.M., CDT today.  Interested investors can access the call at 1-877-258-4925 (if outside the United States, 1-973-500-2152).  For those unable to participate in the live conference call, a replay will be accessible beginning today at 7:00 P.M., CDT until August 20, 2012 by calling 1-855-859-2056 (if outside the United States, 1-404-537-3406).  At the replay prompt, enter conference identification number 13792913.  Additionally, a live and archived audio webcast of the conference call will be available at www.intrusion.com.

About Intrusion Inc.

Intrusion Inc. is a global provider of entity identification systems, regulated information compliance, data leak prevention, and data privacy protection and network intrusion prevention and detection products.  Intrusion’s product families include TraceCop™ for entity identification, the Compliance Commander™ for regulated information compliance, data leak prevention and data privacy protection, and Intrusion SecureNet for network intrusion prevention and detection.  Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks.  For more information, please visit www.intrusion.com.

This release may contain certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties.  Such statements include, without limitations, statements regarding future revenue growth and profitability, the difficulties in forecasting future sales caused by current economic and market conditions, the effects of sales and implementation cycles for our products on our quarterly results and difficulties in accurately estimating market growth, the effect of military actions on government and corporate spending on information security products, spending patterns of, and appropriations to, U.S. government departments, as well as other statements.  These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements.  The factors that could cause actual results to differ materially from expectations are detailed in the Company’s most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.”

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except par value amounts)

	June 30,	December 31,
	2012	2011
ASSETS

Current Assets:
Cash and cash equivalents	$149	$308
Accounts receivable	1,034	480
Inventories, net	5	5
Prepaid expenses	83	90
Total current assets	1,271	883

Property and equipment, net	216	207
Other assets	43	40
TOTAL ASSETS	$1,530	$1,130

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable and accrued expenses	$727	$632
Dividends payable	199	123
Line of credit payable	66	80
Obligations under capital lease, current portion	87	74
Deferred revenue	351	97
Loan payable to officer	1,530	—
Total current liabilities	2,960	1,006

Loan payable to officer	—	1,530
Obligations under capital lease, noncurrent portion	69	53

Stockholders’ Deficit:
Preferred stock, $.01 par value:
Authorized shares — 5,000
Series 1 shares issued and outstanding — 220 Liquidation preference of $1,169 as of June 30, 2012	778	778
Series 2 shares issued and outstanding — 460 Liquidation preference of $1,227 as of June 30, 2012	724	724
Series 3 shares issued and outstanding — 354 Liquidation preference of $823 as of June 30, 2012	504	504
Common stock, $.01 par value:
Authorized shares — 80,000
Issued shares — 12,082 in 2012 and 11,952 in 2011 Outstanding shares — 12,072 in 2012 and 11,942 in 2011	121	119
Common stock held in treasury, at cost — 10 shares	(362)	(362)
Additional paid-in capital	55,784	55,686
Accumulated deficit	(58,941)	(58,801)
Accumulated other comprehensive loss	(107)	(107)
Total stockholders’ deficit	(1,499)	(1,459)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$1,530	$1,130

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenue	$1,949	$1,068	$3,347	$2,110
Cost of revenue	788	406	1,403	805

Gross profit	1,161	662	1,944	1,305

Operating expenses:
Sales and marketing	299	381	699	726
Research and development	314	440	711	836
General and administrative	310	302	621	602

Operating income (loss)	238	(461)	(87)	(859)

Interest expense, net	(26)	(12)	(53)	(16)

Income (loss) before income taxes	212	(473)	(140)	(875)

Income tax provision	—	—	—	—

Net income (loss)	$212	$(473)	$(140)	$(875)

Preferred stock dividends accrued	(38)	(38)	(75)	(75)
Net income (loss) attributable to common stockholders	$174	$(511)	$(215)	$(950)

Net income (loss) per share attributable to common stockholders:
Basic	$0.01	$(0.04)	$(0.02)	$(0.08)
Diluted	$0.01	$(0.04)	$(0.02)	$(0.08)

Weighted average common shares outstanding:
Basic	12,007	11,844	11,980	11,831
Diluted	13,962	11,844	11,980	11,831